Exhibit 10.16

December 17, 2001

Ms. Fatima J. Reep

President, First Ticket Travel

10891 Los Alamitos Blvd

Los Alamitos, CA 90720

Re:                             First Consulting Group (FCG) and First Ticket Travel (FTT) Letter of Agreement for Travel Agency and Consulting Services for 2002

Dear Fatima:

This letter confirms our discussions and understanding regarding services to be provided by FTT to FCG during calendar year 2002.  Effective January 1, 2002, FTT and FCG agree as follows:

Travel Agency Services

During 2002, FTT agrees to provide on-going travel agency services to FCG and its associates.  As full consideration for FTT’s travel agency services, FCG agrees to the following transactional service fees to FTT:  (i)  $25 per air or rail ticket; and (ii) $10 per person handling fee per meeting.  Consistent with past practices, FTT and FCG agree that (i) transaction fees will continue to be charged to FCG associates concurrent with an associate’s travel booking process; (ii) FTT will be paid a meeting planning fee of $250 to $350 per meeting; (iii) for the 2002 VPDC meeting, FTT will be reimbursed for the cost of two economy airfare tickets to Dallas, Texas.  With regard to transaction fees, FCG associates will continue to be reimbursed for the transactional fees through FCG’s expense reimbursement process.

As part of its on-going services, FTT agrees to provide associates with quotes for two rates, lowest available fare and the fare for the most convenient route.  In so doing, FTT will be assisting FCG and its associates in ensuring that FCG associates are able to continually evaluate cost of travel each time a trip is booked.  In addition, FCG and FTT agree to meet on a semi-annual basis to evaluate savings realized by FCG as a result of FTT’s services.  The parties will then discuss and agree to a savings bonus for FTT, if appropriate, to be negotiated at the discretion of FCG.

Special Event Services — FCG University

As you are aware, FCGU 2002 will be held in Philadelphia, October 24-27, 2002.  Similar to 2001, FCG will designate First Ticket Travel as FCG’s sole travel agency service for FCGU 2002, meaning that FCG will require all attendees to book travel and other FCGU accommodations through FTT.  As FCG’s sole travel agent for FCGU, FTT will provide at a minimum the following services:

•             Provide travel agency services to approximately 1,400 FCG associates who will attend FCGU 2002.  These services will include: air, rail, and hotel reservations; toll free phone access for FCG associates, 24-hour response time to requests.

•             Utilize the Conference Planning Tool on KITE® for consolidated event, travel and hotel reservations.  Provide confirmation notices by email to all attendees 30 to 15 days prior to the event.

•             Negotiate “best available” airfare on FCG’s behalf with major carriers to minimize FCG’s airfare costs.

•             Provide support and assistance to FCG through the site contract negotiation phase.

•             Prepare and deliver the travel manifest as required by FCG’s event planner, Me3 Productions.

•             Prepare and deliver the rooming list as required by the host hotels, Philadelphia Marriott and Philadelphia Downtown Courtyard.

•             Provide onsite travel service support at FCGU 2002 starting 12 noon, Thursday 10/24/02 through 12 noon, Sunday 10/27/02.  Function as the primary point-of-contact for FCG associates with travel or hotel questions and issues.  Coordinate with Me3 and the host hotel to resolve issues such as room assignments and ground transportation.

•             Provide support and assistance to FCG through the reconciliation of the Master Account bill.

As full consideration for FTT’s services, FCG agrees to pay FTT the following fees:  (i)  $25 per air or rail ticket; (ii) $10 per person handling fee; and (iii) a commission of $50,000.  Consistent with the charging practice set forth above for on-going travel agency services, FTT shall charge the per person air, rail or ground fees concurrent with the associate’s booking of travel.  The commission shall be payable from upon completion of FCGU 2002.  The parties agree that no other commissions shall be payable to FTT and that any hotel commissions earned by FCG from the 2002 FCGU host hotels shall be credited by such host hotels against FCG’s master account for FCGU.

In addition to the above consideration, FCG will:

•             Provide user account access to the Conference Planning Tool on KITE for registration and confirmation processing.

•             Provide a room at the FCGU 2002 host hotel for onsite travel support, including a laser printer, a fax machine, internet access for two computers, two telephone lines, onsite technical support from the FCG Help Desk, and access to a copy machine.

•             Reimburse FTT for round trip coach-class airfare for up to three (3) FTT staff for onsite support.

•             Provide twelve (12) staff room nights, and access to all FCGU meal events for FTT staff providing onsite support.

FTT is responsible for providing its own PC equipment and for any expenses incurred not listed above.

Consulting Services

As we have discussed, FCG continues to look at ways to improve its processes and obtain more efficient, cost-effective services.  Given your strong understanding of the travel services industry and the high degree of business travel undertaken by many FCG associates, FCG believes it can benefit greatly from maximizing its access to your knowledge and skills in this area.

As a result, FCG wishes to engage FTT as a consultant to provide travel consulting services during calendar year 2002, including the following services: (i) carrier and hotel coordination, including negotiation of national contracts on behalf of FCG; (ii) develop and review associate communications regarding travel policies, offerings and practices; (iii) review and revise travel practices & processes, using other similarly situated companies as benchmarks; and (iv) establish programs and metrics to measure effectiveness of policies, procedures and practices (including a quarterly progress report to

FCG’s CFO).  With regard to your consulting services, you will report directly to FCG’s CFO and will provide a maximum of 40 hours of consulting services per month.

In consideration of the consulting services, FCG agrees to pay FTT a consulting fee of $3,000 per month.  In addition, FCG will reimburse FTT for any reasonable expenses at actual costs, as verified by receipts.  Payment of the consulting fees and any reimbursable expenses shall be made to FTT on or before the 10th day following month end (i.e., January consulting fees are payable on or before February 10).  Reimbursable expenses not submitted within 5 days of month-end shall be paid in the following month’s reimbursement.

General

The terms of this letter shall be effective for the period beginning January 1, 2002 and ending December 31, 2002. The engagement outlined in this letter may only be terminated by mutual written agreement of the parties or for cause (i.e., a failure to perform by FTT or non-payment by FCG).  Any termination for cause requires 30 days advance written notice of default from one party to the other party and the termination shall be effective only if the defaulting party has not cured the default.  This letter can only be amended by mutual written agreement of the parties.

Fatima, I look forward to working with FTT in 2002.  If you are in agreement with the engagement terms set forth in this letter, please acknowledge FTT’s acceptance of this engagement below.

Sincerely,

Walter J. McBride

Executive Vice President and Chief Financial Officer

ACKNOWLEDGED:

/s/ Fatima J. Reep
Fatima J. Reep
President — First Ticket Travel